UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2009

Premier Exhibitions, Inc.
 (Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 900, Atlanta, GA	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 842-2600

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 23, 2009, the Board of Directors of Premier Exhibitions, Inc. (the “Company”), approved a resolution whereby RMS Titanic Inc. (a wholly-owned subsidiary of the Company) shall create a trust and reserve fund that will be irrevocably pledged to and held for the exclusive purpose of providing a performance guarantee for the maintenance and preservation of the Titanic collection for the public interest and which may not be used for general operation or routine expenses of RMS Titanic, Inc. or the Company (the “Trust Account”). The Trust Account would be formed as soon as reasonably practicable only if the United States District Court for the Eastern District of Virginia, Norfolk Division (the “Court”) issues RMS Titanic, Inc. an in-specie award in response to its motion for a salvage award and such in-specie award is issued subject only to the covenants and conditions already presented to and filed with the Court in conjunction with the Company’s motion for a salvage award. Once the Trust Account is created, the Company will make an initial payment of five hundred thousand dollars ($500,000) and will subsequently pay into the Trust Account a minimum of twenty five thousand dollars ($25,000) for each future fiscal quarter until the corpus of such Trust Account equals five million dollars ($5,000,000). The maintenance of the Trust Account shall be performed in a manner that is consistent with the covenants and conditions already presented to and filed with the court in conjunction with the Company’s motion for a salvage award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
By:	/s/ John A. Stone

John A. Stone Chief Financial Officer

Date: October 29, 2009